Exhibit 4(d)

SKY FINANCIAL GROUP, INC. NON-QUALIFIED RETIREMENT PLAN II

(Effective January 1, 2005)

i

7.1.	Administration by the Committee	15
7.2.	Power and Duties of Committee	15

ARTICLE VIII AMENDMENT OR TERMINATION		15
8.1.	Amendment or Termination	15
8.2.	Effect of Amendment or Termination	15

ARTICLE IX GENERAL PROVISIONS		16
9.1.	Participant’s Rights Unsecured	16
9.2.	Trust Agreement	16
9.3.	General Conditions	16
9.4.	No Guaranty of Benefits	17
9.5.	No Enlargement of Employee Rights	17
9.6.	Tax Withholding	17
9.7.	Spendthrift Provision	17
9.8.	Assignment and Alienation of Benefits	17
9.9.	Applicable Law	17
9.10.	Incapacity of Recipient	17
9.11.	Corporate Successors	17
9.12.	Unclaimed Benefit	18
9.13.	Limitations on Liability	18
9.14.	Claims Procedure	18
9.15.	Gender and Number	18
9.16.	Indemnification	18

ii

SKY FINANCIAL GROUP, INC. NON-QUALIFIED RETIREMENT PLAN II

(Effective January 1, 2005)

Effective January 1, 2005 (the “Effective Date”), Sky Financial Group, Inc. (the “Company”) adopted the Sky Financial Group, Inc. Non-Qualified Retirement Plan II (the “Plan”). The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Prior to the Effective Date, the Company maintained the Sky Financial Group, Inc. Non-Qualified Retirement Plan, as amended and restated effective January 1, 1999 (the “NQRP I”). All amounts deferred under the NQRP I prior to the Effective Date and not subject to Code Section 409A remain subject to the terms of the NQRP I as in effect on December 31, 2004. All amounts deferred on or after the Effective Date or not deemed to be grandfathered in accordance with Code Section 409A are subject to the terms of the Plan in effect on January 1, 2005 and as may be amended from time to time. On and after the Effective Date, the Plan covers all Directors and Eligible Employees of the Company.

The Plan is designed to attract, retain and motivate Directors and Eligible Employees and to ensure that the benefits provided to such individuals enhance the overall effectiveness of the Company’s executive compensation program.

Accordingly, the Company hereby adopts the Plan pursuant to the terms and provisions set forth below:

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1. “Account” means the account maintained under the Plan in a Participant’s name to which all Plan contributions, and earnings and losses thereon, are credited. A Participant’s Account consists of the following subaccounts:

(a) for Directors who are Participants, a Compensation Deferral Account, a Discretionary Company Contributions Account, a Stock Option Deferral Account and a Transferred Contributions Account; and

(b) for Eligible Employees who are Participants, a Compensation Deferral Account, a Supplemental Matching Contributions Account, a Supplemental Profit Sharing Contributions Account, a Supplemental Pension Contributions Account, a Discretionary Company Contributions Account, a Stock Option Deferral Account and a Transferred Contributions Account.

1.2. “Affiliated Company” means a business entity, or predecessor of such entity, if any, that is a member of a controlled group of corporations of which the Company is also a member. The Eligible Employees and Directors of each Affiliated Company will be covered by the Plan upon approval by the Committee.

1.3. “Board” means the Board of Directors of the Company.

1.4. “Bonus” means the additional cash remuneration payable to a Participant annually pursuant to the Sky Financial Group, Inc. Annual Cash Incentive Plan. “Additional Remuneration” means the Bonus and additional cash remuneration payable to a Participant annually pursuant to an Employer’s performance compensation program or any other plan, program or arrangement under which an Employer pays an amount of cash remuneration to a Participant above such Participant’s Salary, prior to any Deferral Contributions under this Plan.

1.5. “Change in Control” means, for purposes of determining full vesting under Section 4.5 of the Plan, any one or more of the following events:

(a) Individuals who constitute the Board immediately after the merger date (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent thereto whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director, provided, however, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b) Any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “1934 Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the 1934 Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this Section 1.5(b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary or (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities;

(c) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than sixty percent (60%) of the total voting power of (x) the company resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent company that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such

Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company); and (iii) at least fifty percent (50%) of the members of the board of directors of the Parent Company (of, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Incumbent Directors at the time of the Board of Directors’ approval of the execution of the initial agreement providing for such Business Combination; or

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets or deposits.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than twenty-five percent (25%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, however, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

1.6. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.7. “Committee” means the Sky Financial Group, Inc. Benefit Plans Committee, which is responsible for the administration of the Plan.

1.8. “Company” means Sky Financial Group, Inc., an Ohio corporation, or, to the extent provided in Section 9.11 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company.

1.9. “Company Stock Fund” means the Investment Fund maintained under the Trust that is invested solely in shares of the Company’s common stock.

1.10. “Compensation” means a Participant’s Salary, Bonus, Director’s Fees or Director’s Retainer payable in any calendar year. Except as required by applicable law, Compensation deferrals elected under this Plan shall not affect the determination of Compensation or earnings for purposes of any other plan, policy or program maintained by the Company or an Affiliated Company, unless such other plan, policy or program specifically provides otherwise.

1.11. “Compensation Deferral Account” means the account established for a Participant under the Plan that is credited with Deferral Contributions under Sections 2.1 and 2.2 of the Plan.

1.12. “Deferral Agreement” means the written deferral agreement entered into by a Participant with the Company pursuant to the terms of Section 2.3 of the Plan.

1.13. “Deferral Contribution” means the elective deferral contribution credited to a Participant’s Account under the Plan by the Company.

1.14. “Director” means an individual who is a member of the Board, a member of the board of directors of an Affiliated Company, or a “Regional Board” member.

1.15. “Director’s Fees” means the Board meeting and Board committee meeting fees paid to a Director by the Employer.

1.16. “Director’s Retainer” means the annual retainer paid to a Director by the Employer.

1.17. “Disability” means a Participant is under the regular care of a doctor and prevented by a medically determinable physical or mental impairment from performing each of the material duties of his or her regular occupation. Determinations of Disability are made by the Committee in its sole discretion.

1.18. “Discretionary Company Contribution” means a discretionary company contribution made by the Company on behalf of one or more Participants under the terms of the Plan.

1.19. “Discretionary Company Contributions Account” means the account established for a Participant under the Plan that is credited with Discretionary Company Contributions under Section 2.7 of the Plan.

1.20. “Eligible Employee” means each employee of an Employer who is: (i) classified as a senior vice-president or higher; (ii) a commissioned salesperson whom the Committee expects to earn at least $100,000 in commissions per year; or (iii) designated by the Committee as an Eligible Employee; provided, however, that for purposes of determining eligibility to make deferral contributions under Section 2.2, the employee must also have received notification of his or her designation as an Eligible Employee from the Company’s Benefits Department in order to be an Eligible Employee.

1.21. “Employer” means the Company and any Affiliated Company that is approved by the Committee.

1.22. “Employment Termination” means the date of (i) an Eligible Employee’s termination of employment with the Employer, or (ii) a Director’s termination of service as a Director, and shall include such termination for any reason, unless expressly indicated otherwise. If an Eligible Employee terminates employment with an Employer but continues in service as a Director, the Committee will not automatically consider the Participant to have incurred an Employment Termination.

1.23. “Investment Funds” means the various investment funds established and maintained under the Trust.

1.24. “Key Employee” means a Participant who, at the time of his or her distribution, is a “specified employee” as defined in Code Section 409A. Key Employees will be identified as of the 12-month period ending on each December 31 (the “Identification Date”), and will be considered Key Employees for the 12-month period beginning on April 1 of the year following the Identification Date and ending on the following March 31.

1.25. “Participant” means a Director or an Eligible Employee who is eligible for participation and who has completed all necessary election and enrollment forms provided by the Committee.

1.26. “Plan” means the Sky Financial Group, Inc. Non-Qualified Retirement Plan II, as set forth herein and as hereinafter amended from time to time.

1.27. “Plan Year” means the 12-month period beginning on January 1 and ending on the following December 31 of each year.

1.28. “Qualified Plan” means the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan, as amended from time to time, and any successor or replacement plan. Except as otherwise provided in this Article I, all defined terms used in the Plan that are defined in the Qualified Plan shall have the same meaning in the Plan as is set forth in the Qualified Plan.

1.29. “Qualified Plan Compensation Deferral Contribution” means the elective salary reduction contribution made by the Company for the benefit of a Participant under the terms of the Qualified Plan in any Plan Year.

1.30. “Qualified Plan ESOP Contribution” means the employer ESOP contribution credited by the Company for the benefit of a Participant under the terms of the Qualified Plan.

1.31. “Qualified Plan Matching Contribution” means the matching contribution made by the Company for the benefit of a Participant under the terms of the Qualified Plan.

1.32. “Qualified Plan Profit Sharing Contribution” means the profit sharing contribution made by the Company for the benefit of a Participant under the terms of the Qualified Plan.

1.33. “Retirement Date” means the first day of the calendar month coincident with or next following the date on which the Participant attains age sixty-five (65) years.

1.34. “Salary” means a Participant’s annual base salary rate for the Plan Year, as specified by the Employer, prior to any Deferral Contributions under this Plan.

1.35. “Stock Option Plan” means each of the Mid Am, Inc. 1992 Stock Option Plan, the 1997 Mid Am, Inc. Stock Option Plan, and such other stock option plans as may be adopted by the Company, each as amended from time to time.

1.36. “Stock Option Deferral Account” means the account established for a Participant under the Plan that is credited with Stock Option Deferral Amounts under Section 3.1 of the Plan.

1.37. “Supplemental Matching Contribution” means the matching contribution credited by the Company for the benefit of a Participant under the terms of the Plan.

1.38. “Supplemental Matching Contributions Account” means the account established for a Participant under the Plan that is credited with Supplemental Matching Contributions under Section 2.4 of the Plan.

1.39. “Supplemental ESOP Contribution” means the employer ESOP contribution credited by the Company for the benefit of a Participant under the terms of the Plan in any Plan Year.

1.40. “Supplemental ESOP Contributions Account” means the account established for a Participant under the Plan that is credited with Supplemental ESOP Contributions under Section 2.6 of the Plan.

1.41. “Supplemental Profit Sharing Contribution” means the profit sharing contribution credited by the Company for the benefit of a Participant under the terms of the Plan in any Plan Year.

1.42. “Supplemental Profit Sharing Contributions Account” means the account established for a Participant under the Plan that is credited with Supplemental Profit Sharing Contributions under Section 2.5 of the Plan.

1.43. “Transferred Contributions Account” means the account established for a Participant under the Plan that is credited with Transferred Contributions under Section 2.9 of the Plan.

1.44. “Trust” means a trust agreement entered into by the Company under which the Company accumulates assets to assist the Employers in fulfilling their obligations to Participants hereunder.

1.45. “Year of Service” means each 12-consecutive month period of an Eligible Employee’s continuous employment, or a Director’s continuous service, with an Employer.

ARTICLE II

CONTRIBUTIONS

2.1. Director’s Deferral Contributions. A Participant who is a Director may elect to defer a whole percentage (up to 100 percent) of the Director’s Fees otherwise payable to him or her by the Employer for a Plan Year. A Participant who is a Director also may elect to defer a whole percentage (up to 100 percent) of the Director’s Retainer otherwise payable to him or her by the Employer for a Plan Year. The amount deferred pursuant to this Section shall be a Director’s Deferral Contribution credited to the Director’s Compensation Deferral Account.

2.2. Eligible Employee’s Compensation Deferral Contributions. A Participant who is an Eligible Employee may elect to defer a whole percentage (up to 100 percent) of the Additional Remuneration otherwise payable to him or her by the Employer for a Plan Year. A Participant who is an Eligible Employee also may elect to defer a whole percentage (up to 50 percent) of the Salary otherwise payable to him or her by the Employer for a Plan Year. The amount deferred pursuant to this Section shall be credited to the Participant’s Compensation Deferral Account.

2.3. Deferral Agreements. As a condition to the Company’s obligation to credit any Deferral Contribution for the benefit of a Participant pursuant to Sections 2.1 or 2.2, the Participant must execute a Compensation Deferral Agreement. A Participant’s Compensation Deferral Agreement for any Plan Year must be in writing, signed by the Participant, and delivered to the Committee prior to January 1 of that Plan Year; except that, in the year in which an Eligible Employee or Director first becomes eligible to participate in the Plan (e.g., due to hire or promotion), such Eligible Employee or Director may execute a Compensation Deferral Agreement, no later than 30 days after such initial eligibility, to defer Compensation for services to be performed after the election.

Notwithstanding the foregoing, with respect to elections to defer “Performance-Based Compensation” earned in 2005 and otherwise payable to a Participant in 2006, a Participant is permitted to make such an election no later than June 30, 2005. In accordance with Prop. Reg. Section 1.409A-1(e) or any successor provisions thereto, “Performance-Based Compensation” means Additional Remuneration payable to a Participant, to the extent such Additional Remuneration is contingent on Employer or individual performance criteria not substantially certain to be met at the time the deferral election is made. Additional Remuneration is not considered “Performance-Based Compensation” unless based on services performed over a period of at least 12 months.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Participant’s Compensation Deferral Agreement in effect for the 2005 Plan Year, the Committee may, in its discretion, permit a Participant to revoke such Compensation Deferral Agreement if the revocation is made by the Participant in writing and provided to the Committee no later than December 31, 2005.

Neither Eligible Employees nor Directors are required to elect Deferral Contributions in any Plan Year. However, the minimum amount of Deferral Contribution for any Plan Year for which a Deferral Agreement is executed is $1,000.

2.4. Supplemental Matching Contributions. Each Plan Year, the Company will credit a Supplemental Matching Contribution to the Plan on behalf of each Participant in an amount equal to the difference between (a) and (b) below:

(a) the Qualified Plan Matching Contribution that would have been made on behalf of the Participant for the Plan Year in which an amount is deferred by the Participant pursuant to Section 2.2, based on the Participant’s Compensation prior to any Deferral Contributions under this Plan, and without giving effect to any reductions required by the limitations imposed by the Code on the Qualified Plan; and

(b) the amount of the Qualified Plan Matching Contribution actually made on behalf of the Participant for the Plan Year.

All Supplemental Matching Contributions shall be credited to the Supplemental Matching Contributions Account maintained for the Participant.

2.5. Supplemental Profit Sharing Contributions. Each Plan Year, the Company will credit a Supplemental Profit Sharing Contribution to the Plan on behalf of each Participant in an amount equal to the difference between (a) and (b) below:

(a) The Qualified Plan Profit Sharing Contribution that would have been made on behalf of the Participant for the Plan Year, based on the Participant’s Compensation prior to any Deferral Contributions under this Plan, and without giving effect to any reductions required by the limitations imposed by the Code on the Qualified Plan; and

(b) The amount of the Qualified Plan Profit Sharing Contribution actually made on behalf of the Participant for the Plan Year.

All Supplemental Profit Sharing Contributions shall be credited to the Supplemental Profit Sharing Contributions Account maintained for the Participant.

2.6. Supplemental ESOP Contributions. Each Plan Year, the Company will credit a Supplemental ESOP Contribution to the Plan on behalf of each Participant in an amount equal to the difference between (a) and (b) below:

(a) The Qualified Plan ESOP Contribution that would have been made on behalf of the Participant for the Plan Year, based on the Participant’s Compensation prior to any Deferral Contributions under this Plan, and without giving effect to any reductions required by the limitations imposed by the Code on the Qualified Plan; and

(b) The amount of the Qualified Plan ESOP Contribution actually made on behalf of the Participant for the Plan Year.

All Supplemental ESOP Contributions shall be credited to the Supplemental ESOP Contributions Account maintained for the Participant.

2.7. Discretionary Company Contributions. The Company may in its sole discretion contribute to the Account of a Participant an amount that it may from time to time deem advisable. Such discretionary contributions shall be credited to the Discretionary Company Contributions Account maintained for the Participant.

2.8. Amounts Transferred from the Sky Financial Group, Inc. Non-Qualified Retirement Plan. A Participant’s Supplemental Profit Sharing Contributions Account and Supplemental ESOP Contributions Account shall be credited as of the Effective Date with such amount, if any, as is deemed to be transferred from such Participant’s account under the Sky Financial Group, Inc. Non-Qualified Retirement Plan (the “NQRP I Transferred Balance”). The amounts credited, if any, will be the unvested portion of the Participant’s account under the

NQRP I as of December 31, 2004. A Participant shall vest in his or her NQRP I Transferred Balance in accordance with the vesting schedule under Section 4.2 of the Plan.

2.9. Transferred Contributions Accounts. The Committee may, in its sole discretion, accept transfers on behalf of Participants from any non-qualified plan or arrangement in which such Participants participated. The Committee shall not accept such transfer to the extent that any amount is subject to current income taxation. Transferred amounts shall be credited to the Transferred Contributions Account maintained for the Participant.

2.10. Company Contributions for Mid-Year Entrants. For purposes of determining the Company contributions provided for under Sections 2.4, 2.5 and 2.6 above, the “Compensation” of an Eligible Employee or Director for the Plan Year in which he or she first becomes eligible to participate in the Plan (e.g., due to hire, promotion or designation by the Committee), shall only include the Salary, Bonus, Director’s Fees or Director’s Retainer payable to such person on and after the first day that he or she first became an Eligible Employee or Director in that Plan Year.

ARTICLE III

DEFERRAL OF STOCK OPTION INCOME

3.1. Stock Option Deferral Elections. To the extent permitted under the terms of the Stock Option Plan, a Participant who has been granted a non-qualified stock option (an “Option”) under the Stock Option Plan may elect to defer any income or gain that would otherwise be recognized upon the exercise of the Option if, and only to the extent that, such Option, or portion thereof, is vested and exercisable on or before December 31, 2004. If a Participant elects such a deferral, the Company will credit the Stock Option Deferral Account of such Participant with the number of Stock Units (as defined below) determined under Section 3.2 below. The Plan does not permit the deferral of any income or gain that would otherwise be recognized upon the exercise of an Option if such Option, or portion thereof, was not vested and exercisable on or before December 31, 2004.

3.2. Crediting of Stock Units. The number of Stock Units to be credited to a Participant’s Stock Option Deferral Account shall be equal to the fair market value, on the date of exercise of the applicable Option, of the excess of: (i) the number of shares of common stock of the Company to be purchased pursuant to the exercise of such Option, over (ii) a number of shares of such common stock with a fair market value equal to the option price of such Option. Each such Stock Unit, as of any given date, shall have a value equal to the fair market value of a share of common stock of the Company on such date. For purposes of this Section, fair market value of common stock of the Company shall be defined as the closing price of such common stock on the National Market System’s NASDAQ Quotation Service on the trading day immediately preceding the date as of which fair market value is determined.

Additional credits shall be made to a Participant’s Stock Option Deferral Account in dollar amounts equal to the cash value (or the fair market value of dividends paid in property other than common stock of the Company) that the Optionee would have received had he been the owner on each record date of a number of shares of common stock equal to the number of

Stock Units credited to his Stock Option Deferral Account on such date. In the case of a dividend in common stock of the Company, additional credits will be made to the Stock Option Deferral Account of the Participant of a number of Stock Units equal to the number of shares of common stock that the Participant would have received had he been the owner on each record date of a number of shares of such common stock equal to the number of Stock Units credited to his Stock Option Deferral Account. Any cash dividends (or the value of dividends paid in property other than common stock of the Company) shall be converted into Stock Units based upon the fair market value of common stock of the Company on the record date for payment of any such dividend.

3.3. “Stock Units” means units based upon the fair market value of the common stock of the Company and credited to a Stock Option Deferral Account pursuant to Section 3.1 above.

ARTICLE IV

VESTING OF PARTICIPANTS’ ACCOUNTS

4.1. Fully Vested Accounts. A Participant shall be fully vested in the amount in his or her Compensation Deferral Account, Supplemental Matching Contributions Account, Transferred Contributions Account and Stock Option Deferral Account at all times.

4.2. Supplemental Profit Sharing and ESOP Contributions Accounts. A Participant shall be vested in his or her Supplemental Profit Sharing and ESOP Contributions Accounts after he or she completes five Years of Service, as illustrated by the following schedule:

Years of Service	Vested Percentage
Less than 2 years	0%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more years	100%

4.3. Discretionary Company Contributions Account. The Committee, in its sole discretion, shall specify in writing the vesting schedule applicable to any Participant’s or group of Participants’ Discretionary Company Contributions Account, and/or any particular contribution to a Participant’s Discretionary Company Contributions Account.

4.4. Forfeiture Due to Competition or Breach of Confidentiality. A Participant may not, except with the express prior written consent of the Company, for a period of two (2) years after the Participant’s Employment Termination (the “Restrictive Period”), directly or indirectly compete with the business of the Employers, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of an Employer to terminate employment with the Employer and become employed by any person, firm, partnership, corporation, trust or other entity that owns or operates a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) within a twenty-five (25) miles radius of (i) an

Employer’s main office or (ii) the office of any Employer’s Affiliated Companies (the “Restrictive Covenant”). The foregoing Restrictive Covenant shall not prohibit a Participant from owning directly or indirectly capital stock or similar securities which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation system which do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.

If a Participant violates the Restrictive Covenant or the Company’s Code of Professional Responsibility, all amounts in the Participant’s Discretionary Company Contributions Account and Supplemental Matching, Profit Sharing and ESOP Contributions Accounts shall be forfeited; except that this Section 4.4 shall become ineffective upon a Change in Control of the Company.

4.5. Full Vesting Provisions. Notwithstanding the foregoing, a Participant shall be fully vested in his or her entire Account upon: (i) the date of the Participant’s Employment Termination on account of death or Disability; (ii) the Participant’s Retirement Date; or (iii) a Change in Control of the Company.

4.6. Forfeiture. A Participant whose Employment Termination occurs prior to the full vesting of his or her Account will forfeit the portion of his or her Account that is not vested.

ARTICLE V

INVESTMENT OF CONTRIBUTIONS

5.1. Investment of Participants’ Accounts. All Participant and Company contributions shall be contributed by the Company to, and held and invested in, the Investment Funds maintained under the Trust. A Participant’s Supplemental ESOP Contributions Account and Stock Option Deferral Account will be deemed to be invested in the Company Stock Fund. The Participant will be consulted with respect to the investment of his or her Supplemental Profit Sharing Contributions, Compensation Deferral and Supplemental Matching Contributions Accounts. A Participant’s Discretionary Contributions Account shall be deemed to be invested in a manner selected by the Committee in its sole discretion. However, the Committee reserves the right to invest all Participants’ Accounts as it deems best. Each Participant’s Account shall be credited or debited with that Participant’s proportionate share of any gains or losses resulting from the Investment Funds.

Any amount in a Participant’s Account that is forfeited according to Article IV shall be applied toward administrative expenses incurred in connection with the Plan or used to reduce future Company contributions in the sole discretion of the Committee. The Company shall provide each Participant with a written statement of his or her Accounts at least semi-annually.

5.2. Adjustment For Investment Earnings. The amounts credited to a Participant’s Account shall be adjusted from time to time in accordance with uniform procedures established by the Committee to reflect the value of an investment equal to the Participant’s Account balance in the Investment Funds. The Investment Funds available may be revised from time to time by the Committee with approval of the Trustee of the Trust described in Section 9.2. The Committee, with the approval of the Trustee, may eliminate any Investment Funds available at any time; provided, however, that the Committee may not retroactively eliminate any Investment Fund.

A Participant shall designate the applicable Investment Fund to be used with respect to his or her Supplemental Profit Sharing Contributions, Compensation Deferral and Supplemental Matching Contributions Accounts in increments of at least 10%, pursuant to a written investment election form delivered to the Committee or its designee (or such other method as the Committee specifies). The Participant may change his or her Investment Fund designation with respect to future contributions credited to his or her Supplemental Profit Sharing Contributions, Compensation Deferral and Supplemental Matching Contributions Accounts and/or with respect to amounts previously credited to such Accounts, in accordance with the procedures established by the Committee.

ARTICLE VI

DISTRIBUTIONS

6.1. Distribution of Participants’ Accounts. A Participant’s Accounts will be distributed to him or her in accordance with the provisions of this Article VI. A Participant’s Accounts, except for the Participant’s Stock Option Deferral Account, will be distributed to him or her in cash, unless otherwise provided by the Committee in its sole discretion.

6.2. Form of Distribution. Each Participant shall elect the manner of payment of his or her Account, at the time of his or her initial Deferral Agreement. A Participant may change the manner in which his or her Account will be distributed at any time prior to the Participant’s Employment Termination, subject to Section 6.3(c). A Participant may also make a one-time election on or after his or her Employment Termination but prior to the commencement of distribution, to change the manner in which his or her Account will be distributed, subject to Section 6.3(c) and in accordance with the procedures established by the Committee. A Participant may elect to have his or her Account distributed in a lump sum or in substantially equal annual (or more frequent, as permitted by the Committee) installment payments over a period not to exceed fifteen (15) years. Once a Participant elects the form in which his or her Account shall be distributed, the Participant may not later modify the election in a manner that would result in the accelerated receipt of the distribution. The entitlement to a series of installment payments will be deemed as the entitlement to a single payment. If a Participant does not make a valid distribution election, or if the Participant fails to elect the form or period of distribution, then the manner of payment and date for commencement of payment of the Participant’s Account shall be a single lump sum payment, as soon as practicable but no later than December 31 of the calendar year of the Participant’s Employment Termination or 2 1/2 months after the Participant’s Employment Termination, whichever is later.

Notwithstanding the foregoing, if the value of the Participants’ Accounts is $5,000 or less at the time of the Participant’s Employment Termination, such Accounts shall be distributed to the Participant in a single lump sum distribution, as soon as practicable but no later than December 31 of the calendar year of the Participant’s Employment Termination or 2 1/2 months after the Participant’s Employment Termination, whichever is later.

6.3. Timing of Distribution. The balance of a Participant’s Accounts shall be distributed to or with respect to the Participant only: (i) upon Employment Termination; (ii) upon any date before Employment Termination that is specified by the Participant at least 12 months prior to such date, in accordance with subparagraph (d) below; (iii) upon the Participant’s death; or (iv) as a result of an unforeseeable emergency in accordance with Section 6.5.

(a) Notwithstanding the Participant’s election, distributions to a Participant will not begin sooner than 12 months following his or her election as to the form and timing of such distributions unless the Participant’s Employment Termination is due to the Participant’s death.

(b) Notwithstanding anything in this Section to the contrary, the balance of a Participant’s Stock Option Deferral Account may not be distributed to or with respect to the Participant until a date that is at least 12 months from the date of deferral of the applicable Option.

(c) If the Participant modifies his or her election as to the form or timing of a distribution not related to a distribution due to death or unforeseeable emergency, the first payment with respect to such election must be deferred for a period not less than 5 years from the date the payment would have otherwise been made if not for the modification. A change in distribution election will not be effective unless the Participant files such change in writing with the Committee at least 12 months prior to the date that distribution of his or her Accounts is otherwise scheduled to commence.

(d) A Participant may elect at the time of his or her initial Deferral Agreement, to receive an in-service lump sum distribution of all or a portion of his or her Accounts, as of any date specified by the Participant. An election made in accordance with this subsection (d) will apply only to distributions of the Participant’s Account made prior to the date of the Participant’s Employment Termination.

(e) Notwithstanding the Participant’s election, distribution of a Participant’s Accounts will begin as soon as practicable after the Participant’s death.

6.4. Distributions to Key Employees Upon Employment Termination. Notwithstanding anything in this Article to the contrary, if the Participant is a Key Employee, distribution of the Participant’s Accounts upon Employment Termination will begin no sooner than 6 months after the Participant’s Employment Termination, unless such Employment Termination is due to the Participant’s death.

6.5. Distributions Upon Death. If a Participant dies before full distribution of his or her Account, any remaining amounts shall be distributed as soon as practicable after the Participant’s death to the beneficiary, and in the method, designated by the Participant in a writing delivered most recently to the Committee prior to death. In the event that (i) the Participant fails to designate a beneficiary or beneficiaries or (ii) the Plan’s records of beneficiary designations are lost or destroyed, then the entire interest in the Participant’s Accounts shall be distributed first to the Participant’s spouse if then living, or second to the Participant’s estate. In the event that the Participant (i) designates a beneficiary who predeceases the Participant or (ii)

designates a beneficiary who disclaims the benefit under the Plan, then such beneficiary’s entire interest in the Participant’s Accounts shall be distributed first to the Participant’s spouse if then living, or second to the Participant’s estate. If a Participant has not designated a method of distribution, the Participant’s Accounts will be distributed in a single lump sum payment as soon as practicable.

6.6. Distributions Due to an Unforeseeable Emergency. In the discretion of the Committee and at the written request of a Participant, an amount up to 100 percent of his or her vested Account may be distributed to a Participant in the case of an “unforeseeable emergency,” subject to the limitations set forth below. For purposes of this Section 6.6, and in accordance with Prop. Reg. Section 1.409A-3(g)(3), an “unforeseeable emergency” is a severe financial hardship to the Participant resulting from an illness or accident of the Participant or of a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

(a) through reimbursement or compensation by insurance or otherwise;

(b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(c) by cessation of Deferral Contributions under the Plan.

Only one distribution on account of an unforeseeable emergency shall be permitted during a Plan Year. A Participant’s request for such a distribution must be accompanied or supplemented by such evidence that the Committee or its designee may reasonably require. Withdrawals of amounts due to an unforeseeable emergency shall be permitted only to the extent reasonably needed to satisfy the unforeseeable emergency need and to pay taxes reasonably anticipated as a result of the distribution.

Any Participant who receives a hardship distribution shall cease Deferral Contributions for a period of one year following the date of such hardship distribution. Reentry into the Plan will be according to the Deferral Agreement procedures described in Section 2.3.

6.7. Tax Effect. Neither the Employer, the Committee, nor any firm, person, or corporation, represents or guarantees that any particular federal, state or local tax consequences will occur as a result of any Participant’s participation in this Plan. Each Participant shall consult with his or her own advisers regarding the tax consequences of participation in this Plan. Notwithstanding anything to the contrary contained herein, and subject to the provisions of Code Section 409A, if (i) the Internal Revenue Service (IRS) prevails in its claim that all or a portion of the amounts contributed to the Plan, and/or earnings thereon, constitute taxable income to a Participant or beneficiary for any taxable year that is prior to the taxable year in which such contributions and/or earnings are actually distributed to such Participant or beneficiary, or (ii) legal counsel selected by the Committee advises the Committee that the IRS would likely prevail in such claim, the applicable Account balance shall be immediately distributed to the Participant or beneficiary. For purposes of this Section, the IRS shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Committee, based upon the advice of legal counsel selected by the Committee, fails to appeal a decision of the IRS, or a court of applicable jurisdiction, with respect to such claim, to an appropriate IRS appeals authority or to a court of higher jurisdiction within the appropriate time period. The timing or schedule of a payment to a Participant under the Plan may be accelerated at any time the arrangement fails to meet the requirements of Code Section 409A. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the regulations.

ARTICLE VII

ADMINISTRATION OF THE PLAN

7.1. Administration by the Committee. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

7.2. Power and Duties of Committee. The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. The Committee shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan, including but not limited to, questions of eligibility and the status and rights of employees, Participants and other persons. Any such determination by the Committee shall presumptively be conclusive and binding on all persons. The regularly kept records of the Company shall be conclusive and binding upon all persons with respect to a Participant’s date and length of service, amount of Compensation and the manner of payment thereof, type and length of any absence from work and all other matters contained therein relating to Participants. All rules and determinations of the Committee shall be uniformly and consistently applied to all persons in similar circumstances. To the extent not inconsistent with this Plan, all provisions set forth in the Qualified Plan with respect to the administrative powers and duties of the Committee, expenses of administration, and procedures for filing claims, also shall be applicable with respect to this Plan.

ARTICLE VIII

AMENDMENT OR TERMINATION

8.1. Amendment or Termination. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan at any time. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

8.2. Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly reduce the balance of any Account held hereunder as of the effective date of such amendment or termination. No additional contributions shall be made to the Account of a Participant after termination of the Plan, but the Company shall continue to credit gains and losses to Participants’ Accounts pursuant to Article V, until the balance of such

Accounts have been fully distributed to each Participant or beneficiary, as applicable. The time and form of a payment to a Participant under the Plan may be accelerated where the right to the payment arises due to a termination of the arrangement, in accordance with the provisions of IRS Proposed Regulation §1.409A-3(h)(2)(viii) or any successor provisions thereto.

ARTICLE IX

GENERAL PROVISIONS

9.1. Participant’s Rights Unsecured. Except as otherwise set forth in Section 9.2, the Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or its Affiliates for payment of any distributions hereunder. The right of a Participant or beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company or its Affiliates, and neither the Participant nor any beneficiary shall have any rights in or against any specific assets of the Company or its Affiliates. All amounts credited to the Participants’ Accounts shall constitute general assets of the Employer for whose participants the amounts were contributed, and may be disposed of by the Company or the Employer at such time and for such purposes as it may deem appropriate.

9.2. Trust Agreement. All rights under this Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or any Employer for payment of any amounts due hereunder. No Participant or beneficiary under the Plan shall have any interest in or rights against any specific assets of the Company or any Employer, and all Participants and beneficiaries shall have only the rights of general unsecured creditors of the Company and the applicable Employer. Notwithstanding the preceding provisions of this Section, the Company, in its discretion shall have the right, at any time and from time to time, to cause amounts payable to any Participant or beneficiary hereunder to be paid to the trustee of a Trust established by the Company for the benefit of Participants or their beneficiaries. Such Trust shall contain terms and conditions to ensure that the Trust assets and earnings will be subject to creditors of the Employer for whose Participants the assets were contributed, but will otherwise be available only to pay benefits to Participants and beneficiaries pursuant to the terms of the Plan, and will contain such other provisions as are necessary to assure that transfers to the Trust, and earnings on Trust assets, will not constitute taxable income to any Participant or beneficiary pursuant to applicable provisions of the Code.

9.3. General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Qualified Plan applicable to a Qualified Plan Compensation Deferral, Qualified Plan Matching, Qualified Plan ESOP, or Qualified Plan Profit Sharing Contribution will also be applicable to an Eligible Employee’s Deferral, Supplemental Matching, Supplemental ESOP, or a Supplemental Profit Sharing Contribution, to be made hereunder. Any Qualified Plan Compensation Deferral, Qualified Plan Matching, Qualified Plan ESOP, or Qualified Plan Profit Sharing Contribution, or any other contributions to be made under the Qualified Plan, shall be made solely in accordance with the terms and conditions of the Qualified Plan, and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

9.4. No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any Affiliate or any other person or entity that the assets of the Company or any Affiliate will be sufficient to pay any benefit hereunder.

9.5. No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company or any Affiliated Company.

9.6. Tax Withholding. The Company shall withhold from Participants’ Accounts any taxes required to be withheld under federal, state, or local law. Such taxes shall be withheld from the Participant’s non-deferred compensation to the maximum extent possible with any excess being withheld from the Participant’s Account. Each Participant shall bear the ultimate responsibility for payment of all taxes owed under this Plan.

9.7. Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

9.8. Assignment and Alienation of Benefits. The right of each Participant to any account, benefit or payment hereunder will not, to the extent permitted by law, be subject in any manner to attachment or other legal process for the debts of that Participant; and no account, benefit or payment will be subject to anticipation, alienation, sale, transfer, assignment or encumbrance except by will, by the laws of descent and distribution, or by Participant election to satisfy a property settlement agreement pursuant to a divorce.

9.9. Applicable Law. To the extent the laws of the United States do not apply, the Plan shall be construed and administered under the laws of the State of Ohio, other than its laws respecting choice of law.

9.10. Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Company or its designee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company or its designee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, its designee and the Plan therefor.

9.11. Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company, or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. If the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 8.2.

9.12. Unclaimed Benefit. In the event that all, or any portion, of the distribution payable to a Participant or beneficiary hereunder shall, at the expiration of five years after it shall become payable, remain unpaid solely by reason of the inability of the Company or its designee, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or beneficiary, the amount so distributable shall be treated as a forfeiture and shall be retained by the Company as part of its general assets.

9.13. Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as employee or agent of the Company shall be liable to any Participant, former Participant, beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.

9.14. Claims Procedure. A claim for a Plan benefit shall be deemed filed when a written communication is made by a Participant or Beneficiary, or the authorized representative of either, which is reasonably calculated to bring the claim to the attention of the Committee. If a claim is wholly or partially denied, notice of such decision shall be furnished to the claimant in writing within 90 days after receipt of the claim by the Committee. Such notice shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s claims review procedure.

Within 90 days from the receipt of the note of denial, a claimant may appeal such denial to the Committee for a full and fair review. The review shall be instituted by the filing of a written request for review by the claimant or his or her authorized representative within the 90-day period stated above. A request for review shall be deemed filed as of the date of receipt of such written request by the Committee. The claimant or his or her authorized representative shall have the right to review all pertinent documents, may submit issues and comments in writing and may do such other appropriate things as the Committee may allow. The decision of the Committee shall be made not later than 60 days after the receipt of the request for review, unless special circumstances, such as the need to hold a hearing, require an extension of time, in which case, a decision shall be rendered not later than 120 days after the receipt of a request for review. Such decision shall be final and binding on the claimant.

9.15. Gender and Number. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for reference only, and are not to be construed so as to alter the terms hereof.

9.16. Indemnification. The Company and each Employer shall indemnify and hold harmless each member of the Committee, or any employee of the Company or an Employer, or any individual acting as an employee or agent of either of them (to the extent not indemnified or saved harmless under any liability insurance or any other indemnification arrangement) from any and all claims, losses, liabilities, costs and expenses (including attorneys’ fees) arising out of any actual or alleged act or failure to act made in good faith pursuant to the provisions of the Plan or the Trust, including expenses reasonably incurred in the defense of any claim relating thereto with respect to the administration of the Plan or the Trust, except that no indemnification or defense shall be provided to any person with respect to any conduct that has been judicially determined, or agreed by the parties, to have constituted willful misconduct on the part of such person, or to have resulted in his or her receipt of personal profit or advantage to which he or she is not entitled.

[Signature page follows]

Executed this 2nd day of December 2005.

SKY FINANCIAL GROUP, INC.

By:	/s/ Thomas A. Sciorilli
Its:	Chief Human Resources Officer

FIRST AMENDMENT

OF THE

SKY FINANCIAL GROUP, INC. NON-QUALIFIED RETIREMENT PLAN II

(Effective January 1, 2005)

WHEREAS, Sky Financial Group, Inc. (the “Company”) maintains the Sky Financial Group, Inc. Non-Qualified Retirement Plan II (the “Plan”) for a select group of its management and highly compensated employees;

WHEREAS, the Company has delegated authority to amend the Plan to the Sky Financial Group, Inc. Benefit Plans Committee (the “Committee”); and

WHEREAS, the Committee now considers it desirable to amend the Plan.

Now, THEREFORE, pursuant to the power reserved to the Committee by Section 8.1 of the Plan, and by virtue of the authority delegated to the undersigned by resolution of the Committee, the Plan is hereby amended, effective January 1, 2005, in the following particulars:

1. By substituting the following for Section 2.4(a) of the Plan:

“(a) the Qualified Plan Matching Contribution that would have been made on behalf of the Participant for the Plan Year, based on the Participant’s Compensation prior to any Deferral Contributions under this Plan, and without giving effect to any reductions required by the limitations imposed by the Code on the Qualified Plan; and”

2. By substituting the following for Section 2.8 of the Plan:

“2.8 Amounts Deemed Transferred from the Sky Financial Group, Inc. Non-Qualified Retirement Plan. A Participant’s Supplemental Profit Sharing Contributions Account, Supplemental ESOP Contributions Account, and Discretionary Company Contributions Account shall be credited as of the Effective Date with such amount, if any, as is deemed to be transferred from such Participant’s account under the NQRP I. The amounts credited, if any, will be the unvested portion of the Participant’s account under the NQRP I as of December 31, 2004. A Participant shall vest in amounts transferred from the NQRP I to his or her Supplemental Profit Sharing Contributions Account and Supplemental ESOP Contributions Account in accordance with the vesting schedule under Section 4.2 of the Plan and shall vest in amounts transferred from the NQRP I to his or her Discretionary Company Contributions Account in accordance with Section 4.3 of the Plan.”

3. By adding the following sentence to Section 6.3 of the Plan, as the last sentence thereof:

“Except as otherwise provided in this Article XI, the balance of a Participant’s Account shall be distributed as soon as administratively practicable following the occurrence of the applicable events described in this Section 6.3.”

4. By adding the following sentence to the end of Section 6.4 of the Plan, as the last sentence thereof:

“In the event the Participant elects to receive his or her Account distributed in installment payments, the first installment payment that is at least 6 months after the Participant’s Employment Termination shall include a payment equal to the sum of the payments that would have been made during the 6 months after the Participant’s Employment Termination if the Participant were not a Key Employee.”

IN WITNESS WHEREOF, the undersigned Committee member has executed this Plan amendment on behalf of the Committee, this 14th day of November 2006.

SKY FINANCIAL GROUP, INC. BENEFIT PLANS COMMITTEE

By:	/s/ Thomas A. Sciorilli
A Member of the Committee

SECOND AMENDMENT

OF THE

SKY FINANCIAL GROUP, INC. NON-QUALIFIED RETIREMENT PLAN II

(Effective January 1, 2005)

WHEREAS, Sky Financial Group, Inc. (the “Company”) maintains the Sky Financial Group, Inc. Non-Qualified Retirement Plan II (the “Plan”) for a select group of its management and highly compensated employees;

WHEREAS, the Company has delegated authority to amend the Plan to the Sky Financial Group, Inc. Benefit Plans Committee (the “Committee”); and

WHEREAS, the Committee now considers it desirable to amend the Plan with respect to eligibility criteria for certain Plan participants.

Now, THEREFORE, pursuant to the power reserved to the Committee by Section 8.1 of the Plan, and by virtue of the authority delegated to the undersigned by resolution of the Committee, the Plan is hereby amended, effective January 1, 2007, by substituting the following for Section 1.20 of the Plan:

“1.20 ‘Eligible Employee’ means each employee of an Employer who is: (i) classified as a senior vice-president or higher and whom the Committee expects to earn Compensation of at least the amount in effect under Code Section 414(q)(1)(B) ($100,000 for 2007, adjusted periodically for cost-of-living increases); (ii) a commissioned salesperson whom the Committee expects to earn at least $150,000 in commissions per year; or (iii) designated by the Committee as an Eligible Employee; provided, however, that for purposes of determining eligibility to make deferral contributions under Section 2.2, the employee must also have received notification of his or her designation as an Eligible Employee from the Company’s Benefits Department in order to be an Eligible Employee.”

IN WITNESS WHEREOF, the undersigned Committee member hereby certifies that the foregoing is a true and correct copy of an Amendment duly adopted by Resolution of the Committee on November 14, 2006.

By:	/s/ Thomas A. Sciorilli
Date:	1-16-07

THIRD AMENDMENT
OF THE
SKY FINANCIAL GROUP, INC. NON-QUALIFIED RETIREMENT PLAN II
(Effective January 1, 2005)

      WHEREAS, Sky Financial Group, Inc. (the “Company”) maintains the Sky Financial Group, Inc. Non-Qualified Retirement Plan II (the “Plan”) for a select group of its management and highly compensated employees;

      WHEREAS, the Company has delegated authority to amend the Plan to the Sky Financial Group, Inc. Benefit Plans Committee (the “Committee”); and

     WHEREAS, the Committee now considers it desirable to amend the Plan.

      NOW, THEREFORE, pursuant to the power reserved to the Committee by Section 8.1 of the Plan, and by virtue of the authority delegated to the undersigned by resolution of the Committee, the Plan is hereby amended in the following particulars, effective May 16, 2007, except where otherwise noted:

      1. By adding the following sentence to end of the first introductory paragraph of the Plan, effective June 30, 2007:

          “Upon the Effective Time (as defined in Article X), the Plan is frozen.”

     2. By substituting the following for Section 1.22 of the Plan:

          “1.22. ‘Employment Termination’ means a Separation from Service.”

     3. By substituting the following for Section 1.24 of the Plan:

      “1.24 ‘Key Employee’ means, for purposes of this Plan, a Participant who, at the time of his or her distribution, is a ‘specified employee’ as defined in Code Section 49A and Treas. Reg. Section 1.409A -1(c)(i) (or any similar or successor provisions). For purposes of determining whether a Participant is a ‘specified employee’, the amount of compensation to be considered shall be the amount set forth in Box 1 of the Participant’s Form W-2. Key Employees will be identified as of the 12-month period ending on each December 31 (the ‘Identification Date’ as described in Treas. Reg. Section 1.409A -

1(c)(i)(3)), and will be considered Key Employees for the 12-month period beginning on April 1 of the year following the Identification Date and ending on the following March 31.”

      4. By adding the following new Section 1.34A to the Plan, immediately after Section 1.34 of the Plan:

      “1.34A ‘Separation from Service’ means the Participant’s separation from service with the Employer for any reason whatsoever, within the meaning of the Code Section 409A and Treas. Reg. Section 1.409A -1(h). If an Eligible Employee terminates employment with an Employer but continues in service as a Director, the Committee will not automatically consider the Participant to have incurred a Separation from Service.”

      5. By substituting the following for the first paragraph of Section 5.1 of the Plan:

      “5.1 Investment of Participants’ Accounts. All Participant and Company contributions shall be contributed by the Company to, and held and invested in, the Investment Funds maintained under the Trust. The Participant shall have the right to direct the deemed investment of his or her Supplemental Profit Sharing Contributions Account, Compensation Deferral Account, Supplemental Matching Contributions Account, Supplemental ESOP Contributions Account and Stock Option Deferral Account. A Participant’s Discretionary Contributions Account shall be deemed to be invested in a manner selected by the Committee in its sole discretion. Each Participant’s Account shall be credited or debited with that Participant’s proportionate share of any gains or losses resulting from the Investment Funds.”

      6. By substituting the following sentence for the first sentence of the second paragraph of Section 5.2 of the Plan:

     “A Participant shall designate the applicable Investment Fund to be used with respect to his or her Supplemental Profit Sharing Contributions Account, Compensation Deferral Account, Supplemental Matching Contributions Account, Supplemental ESOP Contributions Account and Stock Option Deferral Account in increments of at least 10%, pursuant to a written investment election form delivered to the Committee or its designee (or such other method as the Committee specifies).”

2

      7. By substituting the following sentence for the second sentence of Section 6.1 of the Plan:

     “A Participant’s Accounts will be distributed to him or her in cash, unless otherwise provided by the Committee in its sole discretion.”

      8. By deleting the third sentence of Section 6.2 of the Plan, effective January 1, 2005.

      9. By deleting the second paragraph of Section 6.2 of the Plan in its entirety, effective January 1, 2008.

      10. By substituting the following for Section 6.3(e) of the Plan, effective January 1, 2008:

      “(e) Notwithstanding the Participant’s election, distribution of a Participant’s Accounts will begin as soon as practicable after the Participant’s death, but no later than the later of (i) December 31 of the year in which the Participant dies and (ii) the 15th day of the third month following the Participant’s death.”

      11. By substituting the following sentence for the last sentence of Section 6.3 of the Plan, effective January 1, 2008:

“Except as otherwise provided in this Article VI, the balance of a Participant’s Account shall be distributed as soon as administratively practicable following the occurrence of the applicable events described in this Section 6.3, but no later than the later of (i) December 31 of the year in which the amount is payable from the Plan and (ii) the 15th day of the third month following the date in which the amount is payable from the Plan.”

      12. By replacing the phrase “Prop. Reg. Section 1.409A -3(g)(3)” where it appears in Section 6.6 of the Plan with the phrase “Treas. Reg. Section 1.409A -3(i)(3)”, effective January 1, 2008.

      13. By substituting the following for the first sentence of Section 8.2 of the Plan, effective June 30, 2007:

     “No amendment or termination of the Plan shall:

          (a) directly or indirectly reduce the balance of any Account held hereunder as of the effective date of such amendment or termination;

3

           (b) on or after the Effective Time (as defined in Article X), adversely affect a Participant’s right to modify his or her distribution elections under Article VI of the Plan, except as required by applicable law in order to prevent an excise tax on the Participant;

           (c) on or after the Effective Time, revoke or otherwise restrict a Participant’s right to change his or her investment elections under the Article V Plan, except as required by applicable law in order to prevent an excise tax on the Participant; or

           (d) provide for a distribution of a Participant’s Accounts in a time or form except as set forth in the Participant’s distribution election in effect as of the effective date of such amendment or termination

      14. By replacing the phrase “IRS Proposed Regulation §1.409A -3(h)(2)(viii)” where it appears in Section 8.2 of the Plan with the phrase “Treas. Reg. Section 1.409A -3(j)(4)(ix)”, effective January 1, 2008.

      15. By adding the following new Article X of the Plan, immediately after Article IX therein, effective June 30, 2007:

ARTICLE X

PLAN FROZEN

           10.1 The Plan will be frozen as of the ‘Effective Time,’ as defined in the Agreement and Plan of Merger by and among Huntington Bancshares Incorporated, Penguin Acquisition, LLC and the Company dated as of December 20, 2006, subject to and contingent upon the closing of such merger. As of the Effective Time and for Plan Years beginning on and after the Effective Time, the Plan will operate on a frozen basis. Notwithstanding any provisions of the Plan to the contrary, the following provisions shall apply.

           (a) No employees of the Company who were not Participants in the Plan prior to the Effective Time will be eligible to become Participants after that date.

           (b) Effective as of the Effective Time, no further deferral or supplemental contributions will accrue on behalf of any Participant for any period after the Effective Time.

           (c) Effective as of the Effective Time, a Participant shall be fully vested in the amounts in his or her Accounts under the Plan.

4

           (d) A Supplemental Matching Contribution will be made for the Plan Year beginning January 1, 2007. For purposes of determining the Supplemental Matching Contribution credited to the Plan for the Plan Year beginning January 1, 2007, the ‘Plan Year’ in Section 2.4(a) and 2.4(b) used for calculating the Qualified Plan Matching Contribution shall mean the portion of the Plan Year from January 1, 2007 through the Effective Time.

           (e) Participant distribution elections shall continue in full force and effect on and after the Effective Time, and a Participant may modify his or her election thereafter in accordance with the terms of Article VI of the Plan.

           (f) Participant investment elections shall continue in full force and effect on and after the Effective Time, and a Participant may continue to direct the deemed investment of his or her Accounts thereafter in accordance with the terms of Article V of the Plan. The Investment Funds available may be revised from time to time by the Committee with the approval of the Trustee of the Trust described in Section 9.2.

           (g) Subject to Article VIII, the Plan shall continue in effect on and after the Effective Date. To the extent not inconsistent with the provisions of this Article X, all provisions of the Plan shall continue to apply.”

* * *

5

      IN WITNESS WHEREOF, the undersigned Committee member has executed this Plan amendment on behalf of the Committee, this 24th day of May 2007.

SKY FINANCIAL GROUP, INC. BENEFIT
PLANS COMMITTEE

By:	/s/ T.A. Sciorilli

A Member of the Committee

6

FOURTH AMENDMENT
OF THE
SKY FINANCIAL GROUP, INC. NON-QUALIFIED RETIREMENT PLAN II
(Effective January 1, 2005)

     WHEREAS, Sky Financial Group, Inc. (the “Company”) maintains the Sky Financial Group, Inc. Non-Qualified Retirement Plan II (the “Plan”) for a select group of its management and highly compensated employees;

     WHEREAS, the Company has delegated authority to amend the Plan to the Sky Financial Group, Inc. Benefit Plans Committee (the “Committee”); and

     WHEREAS, the Committee now considers it desirable to further amend the Plan.

     NOW, THEREFORE, pursuant to the power reserved to the Committee by Section 8.1 of the Plan, and by virtue of the authority delegated to the undersigned by resolution of the Committee, the Plan is hereby amended in the following particulars, effective January 1, 2005:
1.	By deleting the second paragraph of Section 6.2 of the Plan in its entirety.

2.	By substituting the following for the first paragraph of Section 6.3 of the Plan:

     “6.3 Timing of Distribution. The balance of a Participant’s Accounts shall be distributed to or with respect to the Participant only: (i) upon any date following Employment Termination, as elected by the Participant at least 12 months prior to such date following Employment Termination; (ii) upon any date before Employment Termination that is specified by the Participant at least 12 months prior to such date, in accordance with subparagraph (d) below; (iii) upon the Participant’s death; or (iv) as a result of an unforeseeable emergency in accordance with Section 6.5. Except as otherwise provided in this Article VI, the balance of a Participant’s Account shall be distributed as soon as administratively practicable following the occurrence of the applicable events described in this Section 6.3, but no later than the later of (i) December 31 of the year in which the amount is payable from the Plan and (ii) the 15th day of the third month following the date in which the amount is payable from the Plan.”

3. By substituting the following for Section 6.3(a) of the Plan:

     “(a) Nothwithstanding the Participant’s election, distribution of a Participant’s Accounts will begin no later than as soon as practicable after the 10-year anniversary of the Participant’s Employment Termination, and distributions to a Participant will not begin sooner than 12 months following his or her election as to the form and timing of such distributions unless the Participant’s Employment Termination is due to the Participant’s death.”

* * *

     IN WITNESS WHEREOF, the undersigned Committee member has executed this Plan amendment on behalf of the Committee, this ____ day of June 2007.

SKY FINANCIAL GROUP, INC. BENEFIT PLANS COMMITTEE

By:	/s/ T. A. Sciorilli

A Member of the Committee

By:	/s/ W. Granger Souder

A Member of the Committee

By:	/s/ Kevin T. Thompson

A Member of the Committee

2